UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 30, 2009

Date of Report (Date of earliest event reported)

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33612	20-3289482
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 970-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 30, 2009, Monotype Imaging Holdings Inc. (the “Company”), entered into a second amendment (the “Second Amendment”) to the Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of July 30, 2007, by and among the Company, Monotype Imaging Inc., Imaging Holdings Corp., International Typeface Corporation (collectively, the “Borrowers”), the lenders listed therein and Wells Fargo Foothill, Inc., as administrative agent. The Second Amendment amended, among other items, the following terms:

•

Modified exceptions to the negative covenants to permit the Borrowers to create unsecured subordinated indebtedness represented by seller notes in connection with permitted acquisitions under the Credit Agreement provided that such indebtedness does not exceed $5,000,000 in the aggregate.

•

Modified the definition of “Adjusted EBITDA” by, among other things, allowing for the add-back of restructuring, issuance and cash non-operating costs and other expenses or losses which do not represent a cash item. Restructuring, issuance and cash non-operating costs include fees, costs and expenses incurred by the Company and its subsidiaries in connection with stock registrations and issuances, debt modifications, business restructurings and cash non-operating expenses, provided that all such cash non-operating expenses shall not exceed $250,000 and all such fees, costs and expense shall not exceed $1,500,000, in each case on a trailing twelve month basis.

•	Increased the base rate margin to 2.25% from 1.25% and LIBOR rate margin to 3.75% from 2.75%.

•

Modified the definition of “Excess Cash Flow” to permit, among other things, the exclusion of cash payments made to fund permitted discrete asset acquisitions and permitted acquisitions from the calculation of excess cash flow. A permitted discrete asset acquisition pursuant to the Second Amendment is an acquisition by any loan party of certain non-operational assets of any person which, among other conditions, are related to the Borrowers’ business and have a purchase price not in excess of $1,500,000. The purchase price for all such acquisitions shall not exceed $3,000,000 in the aggregate from and after the date of the Second Amendment. The Second Amendment also modified the definition of “Permitted Acquisition” to, among other things, include acquisitions by any loan party and by certain non-U.S. subsidiaries of the Company which, among other requirements, (i) have a purchase price which does not exceed an aggregate amount of $15,000,000 together with all other acquisitions consummated during any fiscal year, and (ii) immediately prior to and after giving effect to such acquisition, the Borrowers have unrestricted cash and cash equivalents of $20,000,000, either through the Company’s line of credit or cash on hand.

•

Modified the definition of “Permitted Investment” to, among other things, include investments by loan parties in certain non-U.S. subsidiaries of the Company in an aggregate amount during any fiscal year not to exceed $15,000,000 for the purpose of funding Permitted Acquisitions, as defined in the Second Amendment.

•

Requires the Company to make a prepayment of principal of the term loan under the Credit Agreement in an aggregate amount equal to $5,000,000, together with accrued interest on such principal amount being prepaid through the date of prepayment as well an amendment fee in the aggregate equal to the result of 0.50% times the sum of (i) the aggregate revolver commitments under the Credit Agreement, and (ii) the aggregate outstanding principal amount of the term loan under the Credit Agreement prior to giving effect to the prepayment made pursuant to the Second Amendment.

The above description of the Second Amendment is a summary and is qualified in its entirety by the Second Amendment itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure in Item 1.01 above is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amendment to Amended and Restated Credit Agreement by and among Monotype Imaging Holdings Inc., Imaging Holdings Corp., Monotype Imaging Inc., and International Typeface Corporation, as Borrowers, the Lenders (as defined therein) and Wells Fargo Foothill, Inc., as the Administrative Agent, dated as of October 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MONOTYPE IMAGING HOLDINGS INC.

November 2, 2009	By:	/S/ SCOTT E. LANDERS
Scott E. Landers
Senior Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Amended and Restated Credit Agreement by and among Monotype Imaging Holdings Inc., Imaging Holdings Corp., Monotype Imaging Inc., and International Typeface Corporation, as Borrowers, the Lenders (as defined therein) and Wells Fargo Foothill, Inc., as the Administrative Agent, dated as of October 30, 2009.